Exhibit 99(a)(1)(i)

OFFER TO PURCHASE FOR CASH
of
Up to 758,754 of the Issued and Outstanding Shares of Beneficial Interest of
Bancroft Fund Ltd. at 95% of Net Asset Value Per Share by
Bancroft Fund Ltd.

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:30 A.M., EASTERN STANDARD TIME ON FEBRUARY 29, 2008 UNLESS THE OFFER IS EXTENDED

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS,
INCLUDING THE CONDITIONS SET FORTH UNDER “SECTION 3. CERTAIN
CONDITIONS OF THE OFFER.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS OFFER,
PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR DETERMINED
WHETHER THIS OFFER TO PURCHASE IS ACCURATE OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIME.

To the Shareholders of Bancroft Fund Ltd.:

          Bancroft Fund Ltd., a Delaware statutory trust (the “Fund”), is offering to purchase up to 758,754 (approximately 12.5%) of its issued and outstanding shares of beneficial interest, par value $.01 per share (the “Fund Shares”). As of January 31, 2008, 6,070,029 Fund Shares were issued and outstanding. The purchase price for each Fund Share will be 95% of the net asset value per Fund Share (“NAV”) determined as of 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer. The Offer is being made on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

          The Offer will expire at 9:30 a.m., Eastern Standard Time, on February 29, 2008, unless extended. The Fund Shares are traded on the American Stock Exchange (“AMEX”) under the symbol “BCV.” The NAV as of the close of the regular trading session of the AMEX on January 29, 2008 was $20.40 per Fund Share, and the last reported sale price on the AMEX on such date for a Fund Share was $18.30. Until the Offer expires, NAV quotations can be obtained from The Altman Group, Inc. (the “Information Agent”) by calling (866) 416-0576 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

          IF YOU ARE NOT INTERESTED IN SELLING ANY OF YOUR FUND SHARES, YOU DO NOT NEED TO DO ANYTHING. THIS OFFER IS NOT PART OF A PLAN TO LIQUIDATE THE FUND. SHAREHOLDERS ARE NOT REQUIRED TO PARTICIPATE IN THE OFFER. IN LIGHT OF POSSIBLE TAX COSTS, EACH

SHAREHOLDER SHOULD CONSIDER WHETHER PARTICIPATING IN THE OFFER IS IN THE BEST INTEREST OF SUCH SHAREHOLDER.

          The Fund is not charging any fee in connection with the Offer. However, participating shareholders will bear any fees charged by banks, brokers, custodians, or other financial intermediaries used by them, and will be responsible for any taxes resulting from such sale. The Fund will pay all charges and expenses of the Information Agent and American Stock Transfer & Trust Company (the “Depositary”). The Fund mailed this Offer to Purchase and the accompanying Letter of Transmittal to record holders on or about January 31, 2008.

IMPORTANT INFORMATION

          Shareholders who desire to participate in the Offer should either: (1) promptly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it together with the certificates for the Fund Shares (in proper certificated or uncertificated form) and all other documents required by the Letter of Transmittal; or (2) request that their broker, dealer, commercial bank, trust company, or other nominee effect the transaction on their behalf. Shareholders whose shares are registered in the name of such a brokerage firm or other financial intermediary must contact such firm to participate in the Offer. Tendering shareholders may be charged a fee by their brokerage firm, bank, custodian, or other financial intermediary for processing the documentation required to participate in the Offer on their behalf. The Fund reserves the absolute right to reject Fund Shares determined not to be tendered in appropriate form.

          Tendering shareholders who do not timely make the required registration, custodial and transfer arrangements will not be able to participate in the Offer and will be deemed to have incorrectly tendered their shares. (See “Section 4. Procedures for Tendering Shares for Purchase” and “Section 6. Payment for Shares”.) Transfer and delivery requirements are further detailed in the Letter of Transmittal.

          NEITHER THE FUND NOR ITS BOARD OF TRUSTEES NOR DAVIS-DINSMORE MANAGEMENT COMPANY, THE FUND’S INVESTMENT ADVISER (THE “ADVISER”) MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER FUND SHARES FOR PURCHASE OR TO REFRAIN FROM TENDERING FUND SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND, ITS BOARD OF TRUSTEES, OR THE ADVISER AS TO WHETHER SHAREHOLDERS SHOULD TENDER FUND SHARES FOR PURCHASE PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION, OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, ITS BOARD OF TRUSTEES, OR THE ADVISER. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER THEIR FUND SHARES FOR PURCHASE OR TO REFRAIN FROM PARTICIPATING IN THE OFFER.

          THE FUND HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) A TENDER OFFER STATEMENT ON SCHEDULE TO UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), RELATING TO THE OFFER. SHAREHOLDERS MAY OBTAIN SUCH MATERIALS AT WWW.SEC.GOV.

The date of this Offer to Purchase is January 31, 2008.

SUMMARY TERM SHEET

          This Summary highlights important information concerning the Offer. To understand the Offer fully and for a more complete discussion of its terms and conditions, you should read carefully the entire Offer to Purchase and the related Letter of Transmittal.

What is the Offer?

Bancroft Fund Ltd. is offering to purchase up to 758,754 Fund Shares (approximately 12.5% of the number of Fund Shares issued and outstanding). The Fund will purchase Fund Shares at a price of 95% of the net asset value per share determined as of 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer. If the number of Fund Shares validly tendered and not withdrawn exceeds 758,754, then the Fund may, in its sole discretion, take up and pay for all or a portion of such excess Fund Shares, but if not all tendered Fund Shares are taken up and paid for, the Fund shall take up and pay for the tendered Fund Shares on a pro rata basis, or as close as possible thereto without the Fund’s being required to take up or pay for any fractional Fund Shares. See “Section 1. Price; Number of Shares.” The Offer is subject to a number of conditions. See “Section 3. Certain Conditions of the Offer.”

How many of my Fund Shares will the Fund purchase?

The number of Fund Shares which the Fund will purchase from you will depend on how many shares you tender and how many Fund Shares are tendered by all shareholders in the aggregate. If fewer than 758,755 Fund Shares are validly tendered and not withdrawn, the Fund will purchase all tendered shares. However, if the number of Fund Shares validly tendered and not withdrawn exceeds 758,754, then the Fund may, in its sole discretion, take up and pay for all or a portion of such excess Fund Shares, but if it does not do so, then the Fund shall take up and pay for the tendered Fund Shares on a pro rata basis, or as close as possible thereto without the Fund’s being required to take up or pay for any fractional Fund Shares. See “Section 1. Price; Number of Shares.”

When will the Offer expire, and may the Offer be extended?

The Offer will expire at 9:30 a.m., Eastern Standard Time, on February 29, 2008 unless extended. The Fund may elect at any time to extend the Expiration of the Offer. If the Offer is extended, the Fund will issue a press release announcing the extension. See “Section 16. Amendments; Extension of Purchase Period; Termination.”

If I participate in the Offer, will I receive cash?

Yes. In exchange for each Fund Share, you will receive cash in an amount equal to 95% of NAV determined as of 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer. Instead of participating in the Offer, however, you may choose at any time to sell your shares of the Fund on the AMEX at the prevailing market price. See “Section 6. Payment for Shares.”

Will I have to pay anything to participate in the Offer?

The Fund will bear the costs of printing and mailing materials to Fund shareholders, certain legal and filing fees, and fees and expenses of the Depositary and the Information Agent. Your broker, dealer, commercial bank, custodian, or other institution may charge you a fee for processing your purchase request and sending the purchase request to the Depositary.

Why is the Fund making the Offer?

The Fund is making the Offer pursuant to an agreement dated January 11, 2008 (the “Agreement”) between the Fund and a certain Fund shareholder group. The Fund shareholder group had requested that the Fund take action to reduce the trading discount between the price of a Fund Share on the AMEX and the Fund’s NAV. The Agreement is described further in “Section 2. Purpose of the Offer; Plans or Proposals of the Fund” and in “Section 11. Interest of Trustees and Executive Officers and Certain Related Persons.”

How was the Offer price determined?

The Offer Price was determined as a result of negotiations between the Fund and the Fund shareholder group which is a party to the Agreement.

How does the Offer price compare to the trading price of a Fund Share on the AMEX?

The trading price of a Fund Share on the AMEX fluctuates based on the supply and demand for such securities. Sometimes such price is higher than 95% of NAV and other times it is lower than 95% of NAV. During the past six months, the trading price of a Fund Share on the AMEX has been less than 95% of NAV. Although the trading price of a Fund Share on the AMEX may be less than 95% of NAV, tendering shareholders will nonetheless be forfeiting 5% of NAV by participating in the Offer. See “Section 8. Effects of the Offer; Consequences of Participation.”

What is the net asset value per Fund Share as of a recent date?

As of January 29, 2008, the net asset value per Fund Share was $20.40 and the last reported sales price on the AMEX for a Fund Share was $18.30. See “Section 9. Price Range of Shares; Dividends/ Distributions” for more information regarding the trading range of Fund Shares and the Fund’s net asset value per share during the past four years. Prior to the Expiration of the Offer, NAV quotations can be obtained from the Information Agent by calling (866) 416-0576 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

Will the net asset value per Fund Share be higher or lower on the date that the price to be paid for purchased shares is to be determined?

No one can accurately predict what the Fund’s net asset value per share will be at any future date.

How do I participate in the Offer?

To participate in the Offer, you must follow the procedures set forth in “Section 4. Procedures for Tendering Shares for Purchase” and in the Letter of Transmittal that accompanies this Offer to Purchase. Shareholders should carefully ensure that all information required in order to participate in the Offer has been provided and is accurate. You must also submit required documentation to establish that you are not subject to U.S. Federal income tax backup withholding as described in “Section 14. Certain United States Federal Income Tax Consequences.” The Fund is under no obligation to notify shareholders of any errors or omissions in their submissions. Any deficiencies in a shareholder’s submission will result in such shareholder’s Fund Shares not being accepted for purchase and being returned to the shareholder following the Expiration of the Offer.

May I tender my Fund Shares that I hold pursuant to the Fund’s Automatic Dividend Reinvestment Plan?

Yes. Shareholders may tender Fund Shares that they hold pursuant to the Fund’s Automatic Dividend Reinvestment Plan by appropriate notation in the Letter of Transmittal. The Depositary will tender such Fund Shares for Shareholders pursuant to such notation in the Letter of Transmittal.

Must I tender all of my Fund Shares for purchase?

No. You may tender for purchase all or part of the Fund Shares you own.

May I withdraw my Fund Shares after I have tendered them for purchase and, if so, by when?

Yes, you may withdraw your Fund Shares at any time prior to 9:30 a.m. Eastern Standard Time on February 29, 2008 or, if the Offer is extended, at any time prior to the Expiration time and date, as extended. For your withdrawal to be effective, the Depositary must receive your notice of withdrawal prior to the Expiration of the Offer at one of its addresses listed on the back cover of this Offer to Purchase. You may re-tender any withdrawn Fund Shares by following the purchase procedures before the Offer expires, including during any extension period. See “Section 5. Withdrawal Rights.” Except as otherwise provided in “Section 5. Withdrawal Rights,” tenders of Fund Shares made pursuant to the Offer are irrevocable.

How do I withdraw previously tendered Fund Shares?

A notice of withdrawal of previously tendered Fund Shares must be timely received by the Depositary. The notice of withdrawal must specify the name of the shareholder who tendered the Fund Shares and the name of the registered owner of such Fund Shares if different from the person who tendered the shares. You may only withdraw all Fund Shares previously tendered by you, and not a portion thereof, and your notice of withdrawal must confirm this complete withdrawal. See “Section 5. Withdrawal Rights.”

May I place any conditions on my tender of Fund Shares?

No.

If the Fund accepts my Fund Shares for purchase, when will I receive payment?

The transfer of cash in return for tendered Fund Shares accepted by the Fund will be made as soon as practicable after the Expiration of the Offer. See “Section 6. Payment for Shares.”

Is my tender of Fund Shares in the Offer a taxable transaction?

The tender by shareholders (other than those who are tax exempt) of Fund Shares in exchange for cash will generally be a taxable transaction for U.S. Federal income tax purposes. Participating shareholders may also be subject to additional U.S. Federal taxation under certain circumstances. See “Section 14. Certain United States Federal Income Tax Consequences” for a general summary of the U.S. Federal income tax consequences of a sale of shares pursuant to the Offer. You should consult your tax adviser regarding your individual tax consequences, including potential state, local and foreign tax consequences.

Is there any reason Fund Shares tendered by me for purchase would not be accepted?

In addition to those circumstances described under “Section 3. Certain Conditions of the Offer” in which the Fund is not required to purchase tendered Fund Shares, the Fund has reserved the right to reject any and all tendered Fund Shares determined by the Fund not to have been tendered in the appropriate form. The Fund may reject tendered shares if, for instance, the Letter of Transmittal does not include original signature(s) or original signature guarantee(s). Moreover, if more than 758,754 Fund Shares are tendered, unless the Fund elects in its sole discretion to take up and pay for all such excess Fund Shares, the Fund will prorate the Fund Shares accepted for purchase and return unpurchased Fund Shares. See “Section 1. Price; Number of Shares.”

How will tendered Fund Shares be accepted for purchase by the Fund?

Fund Shares validly tendered and not withdrawn will be accepted for purchase by the determination of the Fund. The Depositary will transfer the cash to your account as soon as practicable after the Expiration of the Offer.

What should I do if I decide not to tender my Fund Shares for purchase?

Nothing. There are no actions that you need to take.

Does the Fund’s management recommend that shareholders participate in the Offer, and will management participate in the purchase offer?

None of the Fund, its Board of Trustees, or its Adviser is making any recommendation to the Fund’s shareholders regarding whether to tender Fund Shares pursuant to the Offer. None of the Fund’s trustees or officers intends to tender for purchase pursuant to the Offer any of the Fund

Shares they beneficially own. See “Section 11. Interest of Trustees, Executive Officers and Certain Related Persons.”

How do I obtain more information?

Questions, requests for assistance and requests for additional copies of the Offer to Purchase, the Letter of Transmittal and all other Offer documents should be directed to The Altman Group, Inc., the Information Agent for the purchase offer, toll free at (866) 416-0576. If you do not own shares directly, you should obtain this information and the documents from your broker, dealer, commercial bank, trust company or other nominee, as appropriate.

THE TENDER OFFER

Section 1. Price; Number of Shares.

          Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Fund will accept for payment up to 758,754 of the issued and outstanding Fund Shares that are properly tendered (and not withdrawn in accordance with “Section 5. Withdrawal Rights”) prior to the Expiration of the Offer, at a price of 95% of NAV determined as of 5:00 p.m. Eastern Standard Time on the date of Expiration of the Offer. The term “Expiration” means 9:30 a.m., Eastern Standard Time, on February 29, 2008, unless the Fund, in its sole discretion, extends the period during which the Offer is open, in which case “Expiration” shall mean the latest time and date on which the Offer, as so extended by the Fund, shall expire. The Fund reserves the right in its sole discretion and for any reason to amend, extend or terminate the Offer. See “Section 3. Certain Conditions of the Offer” and “Section 17. Miscellaneous” The Fund will not be obligated to purchase Fund Shares pursuant to the Offer under certain circumstances. See “Section 3. Certain Conditions of the Offer.” The purchase price of the Fund Shares will be 95% of NAV determined as of 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer. See “Section 6. Payment for Shares.” The Fund will not pay interest on the purchase price under any circumstances.

          The NAV as of the close of the regular trading session of the American Stock Exchange (“AMEX”) on January 29, 2008 was $20.40 per Fund Share and the last reported sale price of a Fund Share on the AMEX on such date was $18.30, representing a trading discount of approximately 10.29% to NAV. Prior to the Expiration of the Offer, NAV quotations can be obtained from the Information Agent by calling (866) 416-0576 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

          The Offer is being made to all shareholders and is not conditioned on shareholders tendering for purchase any minimum aggregate number of Fund Shares.

          If more than 758,754 Fund Shares are validly tendered for purchase pursuant to the Offer (and not withdrawn as provided in “Section 5. Withdrawal Rights”), the Fund (subject to the conditions listed in “Section 3. Certain Conditions of the Offer”) may, in its sole discretion, take up and pay for all or a portion of such excess Fund Shares, but if it does not take up and pay for all tendered Fund Shares, the Fund will purchase 758,754 Fund Shares (or such higher number as the Fund elects to take up and pay for in its sole discretion) from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis, or as close as possible thereto without the Fund’s being required to take up and pay for any fractional Fund Shares, based on the number of Fund Shares validly tendered (and not subsequently withdrawn) by or on behalf of each shareholder. For example, if 1,517,508 Fund Shares are validly tendered and not withdrawn, the Fund will take up and pay for 50% of the Fund Shares tendered by each shareholder (758,754 divided by 1,517,508).

          On January 31, 2008, there were 6,070,029 Fund Shares issued and outstanding, and there were approximately 1,300 holders of record of Fund Shares. Certain of these holders of record were brokers, dealers, commercial banks, trust companies, and other institutions that held legal title to Fund Shares as nominees on behalf of multiple beneficial owners.

Section 2. Purpose of the Offer; Plans or Proposals of the Fund.

          The Fund is making the Offer pursuant to an agreement dated January 11, 2008 (the “Agreement”) between the Fund and a certain Fund shareholder group. The Fund shareholder group had requested that the Fund take action to reduce the trading discount between the price of a Fund Share on the AMEX and the Fund’s NAV. Although certain principal provisions of the Agreement are described in this paragraph, the Agreement is described further in “Section 11. Interest of Trustees and Executive Officers and Certain Related Persons.” All summaries of the Agreement are qualified in their entirety by reference to the Agreement which has been filed by the Fund with the Commission as an Exhibit to the Fund’s Issuer Tender Offer Statement on Schedule TO. The Fund shareholder group which is a party to the Agreement had planned a proxy contest for two seats on the Fund’s Board of Trustees to be filled at the 2008 Annual Meeting of Shareholders and had also filed a shareholder proposal which urged the Fund to consider implementing a monthly managed distribution policy. Pursuant to the Agreement, the Fund shareholder group, which owns 366,562 Fund Shares (representing approximately 6.04% of the issued and outstanding Fund Shares) agreed to tender all of their shares in the Offer, to sell their Fund Shares whenever the trading price reaches at least 95% of NAV, to discontinue its proxy contest and instead to vote for the two incumbent Fund nominees, and to withdraw its shareholder proposal regarding a monthly managed distribution policy. The Fund, in turn, agreed to conduct this Offer. The Offer Price was determined as a result of negotiations between the Fund and the Fund shareholder group which is a party to the Agreement. The Offer will provide shareholders with an alternative source of liquidity for their investment in Fund Shares and a means for shareholders who wish to sell a portion of their Fund Shares to do so at 95% of NAV. Any Fund Shares purchased by the Fund pursuant to the Offer will become treasury shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of the AMEX). See “Section 8. Effects of the Offer; Consequences of Participation.”

          Except as set forth above as described in “Section 11. Interest of Trustees, Executive Officers and Certain Related Persons”or in connection with the declaration of dividends in Fund Shares, the Fund does not have any present plans or proposals and is not engaged in any negotiations that relate to or would result in: (a) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (b) other than in connection with transactions in the ordinary course of the Fund’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Fund or any of its subsidiaries; (c) any material change in the Fund’s present dividend policy, or indebtedness or capitalization of the Fund; (d) changes to the present Board of Trustees or management of the Fund, including change to the number or the term of members of the Board of Trustees, the filling of any existing vacancies on the Board of Trustees or change to any material term of the employment contract of any executive officer; (e) any other material change in the Fund’s entity structure or business, including any plans or proposals to make any changes in the Fund’s investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940; (f) any class of equity securities of the Fund being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association; (g) any class of equity securities of the Fund becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”); (h) the suspension of the Fund’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (i) the acquisition by any person of additional securities of the Fund, or the disposition of securities of the Fund; or (j) any changes in the Fund’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Fund.

Section 3. Certain Conditions of the Offer.

          Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Fund’s right to extend and amend the Offer at any time in its sole discretion, the Fund shall not be required to accept for purchase or, subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, and may delay the acceptance for payment of or payment for any tendered Fund Shares, if:

                              (a) there shall be instituted, pending or threatened before the Commission or any other governmental entity or any court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of this Offer, challenges the acquisition by the Fund of any Fund Shares pursuant to this Offer or the fulfillment of the fiduciary obligations of the Board of Trustees in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer, or otherwise directly or indirectly adversely affects the Offer or the Fund;

                              (b) there shall have occurred:

                                        (i) any general suspension of trading in or limitation on prices for securities on the AMEX;

                                        (ii) any declaration of a banking moratorium or similar action materially adverse to Federal, state or local authorities, or any suspension of any payment material to the Fund by banks in the United States of America, the State of New York, or any other jurisdiction;

                                        (iii) any limitation having a material adverse effect on the Fund or the issuers of its portfolio securities that is imposed by Federal, state or local authorities, or any other foreign jurisdiction, with respect to the extension of credit by lending institutions;

                                        (iv) the commencement of war, armed hostilities, terrorist action or any other international or national calamity directly or indirectly involving the United States of America; or

                                        (v) any other event or condition which, in the judgment of the Fund’s Board of Trustees, would have a material adverse effect on the Fund or its shareholders if the Tender Offer were consummated; or

                              (c) the Fund’s Board of Trustees determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duty owed to the Fund or its shareholders.

          The foregoing conditions are for the Fund’s sole benefit and may be asserted by the Fund regardless of the circumstances giving rise to any such condition (including any action or inaction of the Fund), and any such condition may be waived by the Fund, in whole or in part, at any time and from time to time in its reasonable judgment. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Fund concerning the events described in this “Section 3. Certain Conditions of the Offer” shall be final and binding.

          The Fund reserves the right, at any time during the pendency of the Offer, to amend, extend or terminate the Offer in any respect. See “Section 17. Miscellaneous.”

Section 4. Procedures for Tendering Fund Shares for Purchase.

          A. Proper Tender of Shares. For Fund Shares to be properly tendered pursuant to the Offer, a shareholder must cause a properly completed and duly executed Letter of Transmittal bearing original signature(s) and the original of any required signature guarantee(s), and all other documents required by the Letter of Transmittal, to be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and must either cause certificates for tendered Fund Shares to be received by the Depositary at such address or cause such Fund Shares to be delivered pursuant to the procedures for book-entry delivery set forth below (and confirmation of receipt of such delivery to be received by the Depositary), in each case prior to Expiration of the Offer, or (in lieu of the delivery of such Fund Share certificates prior to the Expiration of the Offer) such shareholder must comply with the guaranteed delivery procedures set forth below. Letters of Transmittal and certificates representing tendered Fund Shares should not be sent or delivered to the Fund. Shareholders who desire to tender Fund Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, bank, trust company, or other nominee to effect a tender on their behalf. Shareholders who do not hold Fund Shares through a broker, dealer, commercial bank, trust company, or other nominee may wish to contact one of these entities, deposit their Fund Shares with it and seek its assistance in submitting the Letter of Transmittal and other documents required for participation in the Offer.

          The required transfer and delivery requirements are further detailed in the Letter of Transmittal.

          Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, directly or indirectly, to request a tender of Fund Shares pursuant to the Offer unless at the time of the request, and at the time the Fund Shares are accepted for payment, the person requesting the tender has a net long position equal to or greater than the amount requested for tender in (a) Fund Shares, and will deliver or cause to be delivered such Fund Shares for the purpose of tender to the Fund within the period specified in the Offer, or (b) an equivalent security and, upon the acceptance of his or her request to tender, will acquire Fund Shares by conversion, exchange or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Fund Shares so acquired for the purpose of requesting the tender to the Fund prior to Expiration of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the request to tender or guarantee of a request to tender on behalf of another person.

          The acceptance of Fund Shares by the Fund for purchase will constitute a binding agreement of the participating shareholder to sell and the Fund to purchase the Fund Shares accepted pursuant to the Offer on the terms and subject to the conditions of the Offer, including the participating shareholder’s representation that such shareholder has a net long position in the Fund Shares being tendered for purchase within the meaning of Rule 14e-4 and that the request to tender such Fund Shares complies with Rule 14e-4.

          B. Signature Guarantees and Method of Delivery. No signature guarantee is required if (a) the Letter of Transmittal is signed by the registered holder(s) (including, for purposes of this document, any participant in The Depository Trust Company (“DTC”) book-entry transfer facility whose name appears on DTC’s security position listing as the owner of Fund Shares) of the Fund Shares tendered thereby, unless such holder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal or (b) the Fund Shares tendered are tendered for the account of a firm (an “Eligible Institution”) which is a broker, dealer, commercial bank, credit union, savings association, or other entity and which is a member in good standing of a stock transfer association’s approved medallion program (such as STAMP, SEMP or MSP). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. (See Instruction 2 of the Letter of Transmittal.)

          If the Letter of Transmittal is signed by the registered holder(s) of the Fund Shares tendered for purchase thereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) for the Fund Shares tendered for purchase without alteration, enlargement or any change whatsoever.

          If any of the Fund Shares tendered for purchase thereby are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

          If any of the Fund Shares tendered for purchase are registered in different names, it is necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations.

          If the Letter of Transmittal or any certificates for Fund Shares tendered for purchase or stock powers relating to Fund Shares tendered for purchase are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Fund of their authority so to act must be submitted together with the Letter of Transmittal.

          If the Letter of Transmittal is signed by the registered holder(s) of the Fund Shares tendered for purchase, no endorsements of certificates or separate stock powers with respect to such Fund Shares are required unless payment is to be made to, or certificates for Fund Shares not purchased are to be issued in the name of, a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

          If the Letter of Transmittal is signed by a person other than the registered holder(s) of the certificate(s) listed thereon, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the certificate(s) for the Fund Shares involved. Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See subsection D of this “Section 4. Procedures for Tendering Shares for Purchase.”

          C. Book-Entry Delivery. The Depositary has established an account with respect to the Fund Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Fund Shares tendered for purchase pursuant to the Offer by causing DTC to transfer such Fund Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfers. However, although delivery of Fund Shares may be effected through book-entry transfer into the Depositary’s account at DTC, a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s), or an Agent’s Message (as defined below) in connection with a book-entry transfer and all other documents required by the Letter of Transmittal, must in any case be received by the Depositary prior to Expiration of the Offer at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

          The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer of Fund Shares (a “Book-Entry Confirmation”) which states that (a) DTC has received an express acknowledgment from the DTC participant tendering the Fund Shares for purchase that are the subject of the Book-Entry Confirmation, (b) the DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (c) the Fund may enforce such agreement against the DTC participant. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary. In particular, Shareholders may tender Fund Shares that are held pursuant to the Fund’s Automatic Dividend Reinvestment Plan only by appropriate notation in the Letter of Transmittal, in which case the Depositary will tender such Fund Shares.

          D. Guaranteed Delivery. Notwithstanding the foregoing, if a shareholder desires to tender Fund Shares for purchase pursuant to the Offer and the certificates for the Fund Shares to be tendered for purchase are not immediately available, or the Letter of Transmittal and all documents required by the Letter of Transmittal to reach the Depositary cannot be delivered prior to Expiration of the Offer, or a shareholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, then such shareholder’s Fund Shares nevertheless may be tendered for purchase, provided that all of the following conditions are satisfied: (a) the tender for purchase is made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by the Fund is received by the

Depositary prior to Expiration of the Offer; and (c) the certificates for all such Fund Shares tendered for purchase, in proper form for transfer, or a Book-Entry Confirmation with respect to such Fund Shares, as the case may be, together with a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) (or, in the case of a book-entry transfer, an Agent’s Message) and any documents required by the Letter of Transmittal, are received by the Depositary prior to 9:30 a.m. Eastern Standard Time on the second AMEX trading day after the date of execution of the Notice of Guaranteed Delivery.

          The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Fund Shares tendered for purchase within the meaning of, and that the request for tender of the Fund Shares effected thereby complies with, Rule 14e-4 promulgated under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

          THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF YOU SEND DOCUMENTS BY MAIL, THE FUND RECOMMENDS USE OF REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED.

          Shareholders have the responsibility to cause (a) tender of their Fund Shares for purchase (in proper certificated or uncertificated form); (b) the timely delivery of a properly completed Letter of Transmittal (or a copy or facsimile thereof) (including original signature(s) and the original of any required signature guarantee(s)); and (c) the timely delivery of all other documents required by the Letter of Transmittal. Timely delivery is a condition precedent to acceptance of Fund Shares for purchase pursuant to the Offer.

          Notwithstanding any other provision hereof, payment for Fund Shares accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates evidencing such Fund Shares or a Book-Entry Confirmation of the delivery of such Fund Shares (if available), a Letter of Transmittal (or a copy or facsimile thereof) properly completed and bearing original signature(s) and the original of any required signature guarantee(s) or, in the case of a book-entry transfer, an Agent’s Message and all other documents required by the Letter of Transmittal.

          E. Determinations of Validity. All questions as to the validity, form, eligibility (including time of receipt), and acceptance of tenders will be determined by the Fund, in its sole discretion, which determination shall be final and binding. The Fund reserves the absolute right to reject any or all requests to tender Fund Shares determined not to be in appropriate form or to refuse to accept for payment, purchase, or pay for, any Fund Shares if, in the opinion of the Fund’s counsel, accepting, purchasing or paying for such Fund Shares would be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Fund Share(s) or shareholder(s).

The Fund’s interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) shall be final and binding.

          NEITHER THE FUND, ITS BOARD OF TRUSTEES, THE ADVISER, THE INFORMATION AGENT, THE DEPOSITARY, NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

          F. United States Federal Income Tax Withholding. To prevent U.S. Federal income tax backup withholding at a rate generally equal to 28% of the gross payments made pursuant to the Offer, each participating U.S. Shareholder must complete the Substitute Form W-9 included in the Letter of Transmittal and provide such form to the Depositary. A “U.S. Shareholder” is, in general, a shareholder that is (a) an individual who is a citizen or resident of the United States of America; (b) a corporation or other entity taxed as a corporation, created or organized in or under the laws of the United States of America, any State thereof or the District of Columbia; (c) an estate the income of which is subject to United States Federal income taxation regardless of the source of such income; or (d) a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A shareholder that is not a U.S. Shareholder is a “Non-U.S. Shareholder.”

          Each participating Non-U.S. Shareholder must submit a properly executed Certificate of Foreign Status (Form W-8BEN or other appropriate type of Form W-8 along with any required attachment), signed under penalties of perjury and attesting to such person’s exempt status. Types of Form W-8 can be found on the IRS website at www.irs.gov/formspubs/index.html.

          FAILURE OF A PARTICIPATING SHAREHOLDER TO SUBMIT ANY DOCUMENTATION DESCRIBED ABOVE WHICH IS APPLICABLE TO SUCH SHAREHOLDER WILL RESULT IN AN INVALID SUBMISSION OF FUND SHARES FOR PARTICIPATION IN THE OFFER AND, ACCORDINGLY, SUCH SHAREHOLDER’S SUBMITTED FUND SHARES WILL NOT BE ACCEPTED FOR PURCHASE. PARTICIPATING SHAREHOLDERS SHOULD CONSULT “SECTION 14. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” FOR ADDITIONAL INFORMATION REGARDING UNITED STATES FEDERAL INCOME TAX WITHHOLDING.

Section 5. Withdrawal Rights.

          At any time prior to Expiration of the Offer, any shareholder may withdraw all, but not less than all, of the Fund Shares which such shareholder has tendered.

          To be effective, a written notice of withdrawal of Fund Shares tendered for purchase must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Shareholders may also send a facsimile transmission notice of withdrawal, which must be timely received by the Depositary prior to Expiration of the Offer, and the original notice of withdrawal must be delivered to the Depositary by overnight courier or by hand on the next business day. Any notice of withdrawal must specify the name(s) of the person having requested the tendered Fund Shares to be withdrawn, the number of Fund Shares to be withdrawn (which may not be less than all of the Fund Shares tendered by the shareholder) and, if one or more certificates representing such Fund Shares have been delivered or otherwise identified to the Depositary, the name(s) of the registered owner(s) of such Fund Shares as set forth in such certificate(s) if different from the name(s) of the person tendering the Fund Shares. If one or more certificates have been delivered to the Depositary, then, prior to the release of such certificate(s), the certificate number(s) shown on the particular certificate(s) evidencing such Fund Shares must also be submitted and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution.

          All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, which determination shall be final and binding. Fund Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Fund Shares, however, may be re-tendered for purchase by following the procedures described in “Section 4. Procedures for Tendering Shares for Purchase”prior to Expiration of the Offer. Except as otherwise provided in this “Section 5. Withdrawal Rights,” tenders of Fund Shares made pursuant to the Offer are irrevocable.

          NEITHER THE FUND, ITS BOARD OF TRUSTEES, THE ADVISER, THE INFORMATION AGENT, THE DEPOSITARY, NOR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY NOTICE OF WITHDRAWAL, NOR SHALL ANY OF THEM INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

Section 6. Payment for Shares.

          For purposes of the Offer, the Fund will be deemed to have accepted for payment and purchased Fund Shares that are tendered for purchase (and not withdrawn in accordance with “Section 5. Withdrawal Rights”) when, as and if the Fund gives oral or written notice to the Depositary of its acceptance of such Fund Shares for purchase pursuant to the Offer. Under the Exchange Act, the Fund is obligated to pay for or return Fund Shares tendered for purchase promptly after the termination, Expiration or withdrawal of the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will distribute cash in the amount of 95% of NAV determined as of 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer as payment for each properly tendered Fund Share accepted by the Fund for purchase as soon as practicable after the Expiration of the Offer. If the number of Fund Shares validly tendered and not withdrawn in the Offer exceeds 758,754, then the Fund may, in its sole discretion, take up and pay for all or a portion of such excess Fund Shares, but if it does not take up and pay for all tendered Fund Shares, the Fund will purchase 758,754 Fund Shares (or such higher number as the Fund elects to take up and pay for in its sole discretion) from participating shareholders in accordance with the terms and conditions specified in the Offer on a pro rata basis, or as close as possible thereto without the Fund’s being required to take up or pay for any fractional Fund Shares, based on the number of Fund Shares validly tendered (and not subsequently withdrawn) by or on behalf of each shareholder.

          The Depositary will cancel properly tendered Fund Shares accepted by the Fund for purchase as soon as possible after the Expiration of the Offer. The Fund’s obligation with respect to any tendering shareholder to make payment for such Fund Shares shall be satisfied when the Fund gives written or oral instructions to the Depositary to pay such proceeds to such shareholder.

          In all cases, payment for Fund Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	a Letter of Transmittal (or a copy thereof) properly completed and duly executed and any required signature guarantee(s), or an Agent’s Message in connection with a book-entry transfer;

•

a certificate evidencing Fund Shares or timely confirmation of a book-entry transfer of such Fund Shares into the Depositary’s account at DTC pursuant to the procedure set forth in “Section 4. Procedures for Tendering Shares for Purchase;” and

•	all other documents required by the Letter of Transmittal.

          The Fund is paying the costs of conducting the Offer, which include the costs of printing and mailing materials to shareholders, certain legal and filing fees and the fees and expenses of the Depositary and Information Agent. Banks, brokers, custodians, or other financial intermediaries, however, may charge fees to a participating shareholder for processing a purchase request and sending it to the Depositary.

          Certificates representing Fund Shares tendered but not purchased will be returned promptly following the termination, Expiration or withdrawal of the Offer. The Fund will not be obligated to purchase Fund Shares pursuant to the Offer under certain conditions. See “Section 3. Certain Conditions of the Offer.”

          To tender Fund Shares pursuant to the Offer, participating shareholders must complete and sign the appropriate IRS Form W-8 or Substitute IRS Form W-9, as applicable, and provide such form to the Depositary together with the Letter of Transmittal. Failure of a participating shareholder to do so will result in a defective submission and the Fund will be unable to purchase such shareholder’s Fund Shares.

Section 7. Source and Amount of Consideration.

          The actual cost of the Offer to the Fund cannot be determined at this time because the number of Fund Shares to be purchased will depend on the number of Fund Shares tendered for purchase, and the price will be based on the NAV on the date of the Expiration of the Offer. If the NAV on such date was $20.40, which was the NAV at 5:00 p.m. E.S.T. on January 29, 2008, and if shareholders tender the maximum number of Fund Shares offered to be purchased (12.5% of the Fund’s issued and outstanding Fund Shares), estimated payments by the Fund to the shareholders would be approximately $14.7 million. See the Pro Forma Capitalization Table in “Section 8. Effects of the Offer; Consequences of Participation.” The Fund expects to obtain the necessary funds to effectuate the Offer by the sale of certain of its investment securities.

Section 8. Effects of the Offer; Consequences of Participation.

          THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR PARTICIPATING AND NON-PARTICIPATING SHAREHOLDERS.

          A. Effects on the Fund and Non-Participating Shareholders. The purchase of Fund Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-participating shareholders and reducing the net assets of the Fund. This reduction in the net assets of the Fund will likely cause the ratio of the Fund’s expenses to its net assets to increase. The Adviser estimates the increase to be approximately eight (8) basis points (i.e., 0.08%). Additionally, a reduction in the number of Fund Shares issued and outstanding may reduce the liquidity and the depth of the trading market for Fund Shares.

          The purchase by the Fund of the Fund Shares will reduce the Fund’s net assets (that is, its assets less its liabilities). The following table sets forth the net assets of the Fund as of January 29, 2008, adjusted to give effect to the Offer (excluding expenses and assuming the Fund purchases 12.5% of its outstanding Fund Shares pursuant to the Offer):

Pro Forma Capitalization (1)

	As of January 29, 2008	Adjustment for Purchase at $19.38 per Fund Share (2)	Pro Forma as Adjusted

Total net assets	$123,827,946	$14,704,653	$109,123,293
Fund Shares outstanding	6,070,029	(758,754)	5,311,275
NAV per Fund Share	$20.40	$19.38	$20.55

(1) This table assumes purchase by the Fund of 758,754 Fund Shares, equal to 12.5% of the Fund’s issued and outstanding Fund Shares as of January 29, 2008.

(2) This amount represents 95% of the Fund’s NAV, determined at 5:00 p.m. Eastern Standard Time on January 29, 2008. Fund Shares purchased pursuant to the Offer will actually be purchased at 95% of NAV determined at 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer, which may be more or less than the amount used for purposes of this pro forma presentation. Consequently, the actual NAV per Fund Share also may be more or less than the amount shown above.

          Because participating shareholders will be selling their Fund Shares at a 5% discount to NAV, the Fund’s NAV will increase immediately after the Expiration of the Offer. If the Fund purchases 758,754 Fund Shares, the Adviser estimates the increase will be approximately $0.15 per Fund Share.

          C. Expenses of Participating Shareholders. Other than potential tax consequences to participating shareholders, participating shareholders will not incur any per share expenses for participating in the Offer. However, banks, brokers, custodians, and other financial intermediaries may charge fees to participating shareholders for assisting with their participation in the Offer.

          D. Tax Consequences of Participating Shareholders. The sale by participating U.S. Shareholders of Fund Shares pursuant to the Offer will generally have U.S. Federal income tax consequences. In addition, non-participating Shareholders may also be subject to certain U.S. tax consequences. See “Section 14. Certain United States Federal Income Tax Consequences.”

Section 9. Price Range of Shares; Dividends/ Distributions.

          The following table sets forth, for the time periods indicated, the high and low NAVs and the high and low closing sale prices per Fund Share as reported on the AMEX, and the amounts of cash dividends/ distributions per Share paid during such periods.

		Net Asset Value		Market Price

Fiscal Year (ending October 31)	Fiscal Quarter	High ($)	Low ($)	High ($)	Low ($)	Dividends/ Distributions ($)

2003
	1st Quarter	19.21	18.58	19.20	17.53	.231
	2nd Quarter	19.55	18.17	19.25	17.68	.18
	3rd Quarter	20.58	19.55	19.85	18.95	.16
	4th Quarter	20.84	19.61	19.70	19.05	.16
2004
	1st Quarter	21.75	20.73	20.14	18.59	.21
	2nd Quarter	21.79	20.79	19.74	18.35	.17
	3rd Quarter	20.98	20.06	18.71	17.87	.17
	4th Quarter	20.65	19.79	18.50	17.65	.17
2005
	1st Quarter	21.24	20.36	18.80	17.90	.188
	2nd Quarter	21.28	19.86	18.60	16.95	.17
	3rd Quarter	21.26	19.72	18.25	16.99	.17
	4th Quarter	21.75	20.79	18.55	17.52	.17
2006
	1st Quarter	22.06	20.90	18.65	17.53	.243
	2nd Quarter	22.23	21.69	18.90	18.41	.18
	3rd Quarter	22.38	21.05	18.93	18.08	.18
	4th Quarter	22.63	21.58	19.33	18.34	.18
2007
	1st Quarter	22.98	22.24	19.84	19.06	.731
	2nd Quarter	23.43	22.23	20.68	19.59	.21
	3rd Quarter	24.19	23.24	21.80	20.65	.21
	4th Quarter	24.35	22.47	21.80	18.88	.21
2008	1st Quarter (through January 29, 2008)	24.35	19.95	21.52	18.12	2.175

          As of the close of business on January 29, 2008, the Fund’s NAV was $20.40 per Fund Share, and the high, low and closing prices per Fund Share on the AMEX on that date were $18.42, $18.20 and $18.30, respectively. Prior to the Expiration of the Offer, NAV quotations can be obtained in the manner indicated in “Section 1. Price; Number of Shares.”

          The tender of Fund Shares, unless and until such tendered Fund Shares are accepted for purchase, will not affect the record ownership of any such tendered Fund Shares for purposes of entitlement to any dividends payable by the Fund.

Section 10. Selected Financial Information.

          The tables below are intended to help you understand the financial performance of the Fund. This information, except as indicated, has been derived from audited financial statements of the Fund, which are incorporated herein by reference and included in the Fund’s Annual Report to shareholders. The Annual and Semi-Annual Reports may be obtained without charge by writing to The Altman Group, Inc., the Information Agent, by calling (866) 416-0576, or by logging onto www.sec.gov or www.bancroftfund.com on the Internet.

FINANCIAL HIGHLIGHTS

          The following table includes performance data for a Fund Share, total investment return, ratios to average net assets and other supplemental data for each period indicated. This information has been derived from information provided in the financial statements and market price data for Fund Shares.

Financial Highlights

	Year Ended October 31,

	2007	2006	2005	2004	2003

Operating Performance:
Net asset value, beginning of year	$22.55	$21.05	$20.40	$20.84	$18.55

Net investment income	0.80	0.80	0.64	0.70 (a)	0.71	(a)
Adjustment for change in amortization policy	—	—	—	(0.02)	(0.02)

Net investment income, as adjusted	0.80	0.80	0.64	0.68	0.69

Net realized and unrealized gain (loss)	2.37	1.48	0.71	0.08 (a)	2.31	(a)
Adjustment for change in amortization policy	—	—	—	0.02	0.02

Net realized and unrealized gain (loss), as adjusted	2.37	1.48	0.71	0.10	2.33

Total from investment operations	3.17	2.28	1.35	0.78	3.02

Less Distributions:
Dividends from net investment income	(0.90)	(0.78)	(0.70)	(0.72)	(0.73)
Distributions from realized gains	(0.47)	—	—	—	—

Total distributions	(1.37)	(0.78)	(0.70)	(0.72)	(0.73)

Capital Share Transactions:
Effect of rights offering	—	—	—	(0.50)	—
Capital share repurchases	—	—	—	—	—

Total capital share transactions	—	—	—	(0.50)	—

Net asset value, end of year	$24.35	$22.55	$21.05	$20.40	$20.84

Market value, end of year	$21.35	$19.30	$17.77	$18.23	$19.70

Total Net Asset Value Return (%)(b)	14.5	11.1	6.7	1.3	16.7
Total Investment Return (%)(c)	18.3	13.3	1.3	(3.8)	16.7

Ratios/Supplemental Data:
Net assets, end of year (in thousands)	$139,580	$126,847	$117,622	$113,373	$98,486
Ratio of expenses to average net assets (%)	1.1	1.1	1.2	1.1	1.2
Ratio of net investment income to average net assets (%)	3.5	3.7	3.1	3.3 (d)	3.6	(d)
Portfolio turnover rate (%)	80	58	86	66	87

(a)	As previously reported.

(b)	Assumes valuation of the Fund’s shares, and reinvestment of dividends, at net asset values.

(c)	Assumes valuation of the Fund’s shares at market price and reinvestment of dividends at actual reinvestment price.

(d)	Ratios for 2004 and 2003 reflect ratios adjusted for change in amortization policy. Ratios previously reported for 2004 and 2003 were 3.4% and 3.6%, respectively.

SUMMARY OF SELECTED FINANCIAL INFORMATION FOR THE PERIODS
INDICATED BELOW

Statement of Assets and Liabilities

October 31, 2007

Assets:
Investments at value (cost $129,498,812) (Note 1)	$137,329,141
Cash	78,718
Receivable for securities sold	2,460,139
Dividends and interest receivable	958,579
Other assets	28,408

Total assets	140,854,985

Liabilities:
Payable for securities purchased	1,207,679
Accrued management fee (Note 2)	12,227
Accrued expenses	25,363
Other liabilities	29,500

Total liabilities	1,274,769

Net Assets	$139,580,216

Net assets consist of:
Capital shares (Note 3)	$57,330
Additional paid-in capital	119,345,966
Undistributed net investment income	236,184
Accumulated net realized gain from investment transactions	12,110,407
Unrealized appreciation on investments	7,830,329

Net Assets	$139,580,216

Net asset value per share ($139,580.216 ÷ 5,733,016 outstanding shares)	$24.35

Statement of Operations
For the Years Ended October 31

	2007	2006
Investment Income (Note 1):
Interest	$3,590,738	$3,402,586
Dividends	2,431,274	2,446,805
Other Income	—	20,000

Total Income	6,022,012	5,869,391

Expenses (Note 2):
Management fee	912,823	865,804
Custodian	20,135	17,484
Transfer agent	28,047	30,116
Audit fees	34,700	44,200
Legal fees	135,543	72,254
Trustees’ fees	107,625	121,375
Reports to shareholders	38,175	101,298
Administrative services fees	60,626	25,000
Other	88,321	112,678

Total Expenses	1,425,995	1,390,209

Net Investment Income	4,596,017	4,479,182

Realized and Unrealized Gain on Investment
Net realized gain from investment transactions	11,500,969	7,233,885
Net change in unrealized appreciation of investments	2,263,067	1,251,584

Net gain on investments	13,764,036	8,485,469

Net Increase in Net Assets Resulting from Operations	$18,360,053	$12,964,651

SUMMARY OF ANNUAL NAV DISCOUNTS AND PREMIUMS

          Fund Shares have traded at varying relationships to NAV. The following table shows the relationship between prices on the AMEX and NAV on the respective dates indicated:

Date	NAV	Closing Price on AMEX	(Discount)

January 29, 2008	$20.40	$18.30	(10.29%)
October 31, 2007	$24.35	$21.35	(12.32%)
July 31, 2007	$23.25	$20.95	(9.89%)
April 30, 2007	$23.27	$20.68	(11.13%)
January 31, 2007	$22.70	$19.80	(12.78%)
October 31, 2006	$22.55	$19.30	(14.41%)
July 31, 2006	$21.72	$18.32	(15.65%)
April 30, 2006	$22.20	$18.69	(15.81%)

Section 11. Interest of Trustees, Executive Officers and Certain Related Persons.

          Information, as of particular dates, concerning the Fund’s trustees and executive officers, their remuneration, any material interest of such persons in transactions with the Fund and other matters, is required to be disclosed in proxy statements distributed to the Fund’s shareholders and filed with the Commission. The table below sets forth the number of Fund Shares and percentage of outstanding Fund Shares beneficially owned by the trustees and officers of the Fund (and all trustees and officers as a group) as of October 31, 2007.

	Shares of Trust Owned Beneficially*

Gordon F. Ahalt	1,200	(1)
Elizabeth C. Bogan, Ph.D.	2,610
Thomas H. Dinsmore	15,256	(2)
Daniel D. Harding	1,000
Jane D. O’Keeffe	12,006	(3)
Nicolas W. Platt	250
H. Tucker Lake, Jr.	384	(4)
Gary I. Levine	1,901
Germaine M. Ortiz	252
Mercedes A. Pierre	191	(5)
Joshua P. Lake	216
All trustees and officers as a group	35,266

* Represents for each trustee and officer less than 1% of the outstanding shares of the Trust. As of October 31, 2007, trustees and officers of the Trust beneficially owned in the aggregate 35,266 shares of the Trust, representing approximately 0.6% of the outstanding shares. Except as otherwise indicated, each trustee and officer possesses sole investment and voting power with respect to shares beneficially owned.

(1) Mr. Ahalt possesses shared investment and voting power with his wife.

(2) Includes (i) 2,928 shares held in trust for the benefit of Mr. Dinsmore’s minor child, (ii) 1,804 shares which Mr. Dinsmore owned jointly with his wife, and (iii) 4,027 shares owned solely by his wife, as to which shares Mr. Dinsmore disclaims beneficial ownership.

(3) Includes (i) 5,965 shares held in trust for the benefit of Ms. O’Keeffe’s minor children, and (ii) 2,543 shares owned jointly with her husband.

(4) Includes 239 shares owned by Mr. Lake’s spouse.

(5) Ms. Pierre owns these shares jointly with her husband.

          Based on information provided or available to the Fund, no trustee or officer of the Fund intends to tender Fund Shares for purchase pursuant to the Offer. The terms of the Offer do not, however, restrict or limit the Fund from purchasing Fund Shares from any such person.

          Except for the distribution of Fund Shares in a routine year-end dividend, the Fund has not effected any transaction in Fund Shares during the past 60 days. Except for the Agreement, neither the Fund nor, to the best of the Fund’s knowledge, any of the Fund’s trustees or officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with respect to any of the Fund’s securities, including, without limitation, any agreement, arrangement or understanding with respect to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

          The following discussion summarizes the material provisions of the Agreement. This summary of the Agreement is qualified in its entirety by reference to the Agreement which has been filed by the Fund with the Commission as an Exhibit to the Fund’s Issuer Tender Offer Statement on Schedule TO.

          Pursuant to the Agreement, the Fund is required to purchase up to 758,754 Fund Shares (approximately 12.5% of the number of Fund Shares issued and outstanding) at a price of not less than 95% of NAV as of 5:00 p.m. Eastern Standard Time on the date of the Expiration of the Offer. The Offer must remain open for at least 20 business days. If the number of Fund Shares validly tendered and not withdrawn in the Offer exceeds 758,754, then the Fund may, in its sole discretion, take up and pay for all or a portion of such excess Fund Shares. If not all tendered Fund Shares are taken up and paid for, the Fund will take up and pay for such tendered shares on a pro rata basis without the Fund’s being required to take up or pay for any fractional Fund Shares. However, the Fund is not required to accept any tendered Fund Shares for repurchase if: (i) there is instituted, pending or threatened before the Commission or any other governmental entity or any court any action, proceeding, judgment, order or injunction that adversely affects the Offer; (ii) there occurs (A) a suspension of trading in or limitation on prices for securities on the AMEX, (B) any declaration of a banking moratorium or similar action, or a suspension of any payment material to the Fund, (C) any limitation with a material adverse effect on the Fund with regard to the extension of credit by lending institutions, (D) the commencement of war, armed hostilities, terrorist action or an international or national calamity, (E) any other event that the Fund’s Board of Trustees believes will have a material adverse effect on the Fund or its shareholders if the Offer commences; or (iii) the Fund’s Board of Trustees determines that the commencement of the Offer will breach the Board’s fiduciary duty owed to the Fund or its shareholders.

          Pursuant to the Agreement, shareholders holding 366,562 Fund Shares (approximately 6.04% of the Fund Shares issued and outstanding) who are parties to the Agreement have agreed to tender all their Fund Shares. Prior to the commencement of the Offer and before the Expiration of the Offer, the Agreement requires that such shareholders use their best efforts to sell their Fund Shares at all times when the Fund Share price is equal to or in excess of 95% of NAV. However, the Agreement also requires that such shareholders not otherwise sell, assign, transfer or dispose of their interest in any shares of the Fund or of Ellsworth Fund Ltd. (“Ellsworth”), another closed-end registered investment company managed by the Adviser, except pursuant to (i) the Offer, (ii) a business combination of which the Fund is a party or (iii) sales effected on the AMEX as part of a broker’s transaction. In addition, such shareholders have agreed to not purchase, acquire, or obtain an option or right to acquire, any additional shares of the Fund or of Ellsworth (“Ellsworth Shares”).

          The Agreement further provides that as long as the group of shareholders that holds 366,562 Fund Shares beneficially owns any Fund Shares or Ellsworth Shares, such shareholders agree to be present, in person or by proxy, at all shareholder meetings of the Fund and of Ellsworth and to vote all Fund Shares and Ellsworth Shares according to the recommendations of the majority of the Fund’s and Ellsworth’s Board of Trustees who are not interested persons. Further, such shareholders have agreed not to (i) solicit proxies with respect to their Fund Shares or Ellsworth Shares or otherwise oppose the recommendations of the Fund’s or Ellsworth’s Board of Trustees; (ii) participate in a voting trust or voting agreement with respect to their Fund Shares or Ellsworth Shares; (iii) join a group for the purpose of acquiring, holding or disposing of Fund Shares or Ellsworth Shares; (iv) initiate a proposal or tender or exchange offer to acquire Fund Shares or Ellsworth Shares; (v) execute a written consent or demand in lieu of a meeting with respect to Fund Shares or Ellsworth Shares; (vi) make or vote in favor of any proposal regarding a business combination or transaction involving the Fund or Ellsworth; (vii) initiate any shareholder proposal for a meeting of Fund or Ellsworth shareholders or (viii) induce, encourage, assist or materially support any person in any of the foregoing actions. Finally, pursuant to the Agreement, such shareholders agreed to withdraw their shareholder proposal with respect to consideration of a monthly managed distribution policy. These covenants of the Agreement, in addition to the covenants not to acquire or sell, assign, transfer or dispose of shares of the Fund or Ellsworth, will terminate on January 11, 2010 as long as such shareholders have materially complied with the Agreement and still own more than 183,281 Fund Shares. If such covenants terminate on January 11, 2010, then the Fund agrees not to hold its 2010 annual meeting of shareholders before February 8, 2010. In addition, if and when such covenants terminate, the Agreement requires that the group of shareholders holding 366,562 Fund Shares provide immediate notice to the Fund’s Secretary if such group would like to nominate a trustee for election at the 2010 Annual Meeting or propose other business for the 2010 Annual Meeting.

          During the 60 days prior to the date of this Offer to Purchase, the Fund did not purchase any Fund Shares in the open market.

Section 12. Certain Information About the Fund.

          The Fund is a Delaware statutory trust with its principal executive offices located at 65 Madison Avenue, Suite 550, Morristown, New Jersey 07960 (telephone number (973) 631-1177). The Fund is a closed-end, diversified management investment company. The

Fund first issued Fund Shares to the public in 1971. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Fund Shares at the election of a shareholder and does not continuously offer its Fund Shares for sale to the public. The Fund invests primarily in convertible securities, with the objectives of providing income and the potential for capital appreciation.

          Davis-Dinsmore Management Company, with its principal executive offices located at 65 Madison Avenue, Morristown, New Jersey 07960 (telephone number (973) 631-1177), is the Fund’s investment adviser and administrator. Pursuant to the investment advisory agreement between the Fund and Davis-Dinsmore Management Company, Davis-Dinsmore Management Company provides the Fund with investment advice, office space, and other facilities. Also pursuant to such agreement, the Fund has agreed to pay Davis-Dinsmore Management Company for certain accounting and other administrative services provided to the Fund.

Section 13. Additional Information.

          The Fund has filed with the SEC an Issuer Tender Offer Statement on Schedule TO, including the exhibits thereto (“Schedule TO”), which provides certain additional information relating to the Offer. You may inspect and obtain a copy of Schedule TO at the prescribed rates at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of Schedule TO may also be obtained by mail at the prescribed rates from the public reference room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. The Fund’s filings are also available to the public on the Commission’s website at www.sec.gov.

Section 14. Certain United States Federal Income Tax Consequences.

          Generally, participating shareholders will recognize a capital gain (or loss) for Federal income tax purposes to the extent the amount they receive is greater (or less) than the amount they paid for their tendered shares. This capital gain (or loss) will be taxed as long-term capital gain (or loss) if shares tendered have been owned for more than one year. A shareholder that is not a corporation is subject to Federal income tax on long-term capital gain at a maximum rate of 15%. However, amounts received by participating shareholders could be taxed as dividends in circumstances where, after application of the constructive ownership rules of the Internal Revenue Code of 1986, the purchase of their shares by the Fund did not constitute a complete termination of their interest, a substantially disproportionate redemption or a distribution that was not essentially equivalent to a dividend. Because the Fund is unaware of the number of shares constructively owned by each of its shareholders, the Fund will be unable to designate amounts paid to repurchase its shares as “qualified dividend income.” Accordingly, any such amounts that are treated as dividends will be taxed at regular ordinary income tax rates to participating U.S. Shareholders.

          Non-corporate participating U.S. Shareholders may be subject to backup withholding at a 28% rate on the cash received for their Fund Shares. Backup withholding generally will not apply, however, to a shareholder who furnishes a correct taxpayer identification number and certifies under penalties of perjury that such number is correct.

          Because the Fund is unaware of the extent of constructive ownership of its shares by participating Non-U.S. Shareholders, cash received by participating Non-U.S. Shareholders in exchange for Fund Shares will generally be subject to federal income tax withholding at the 30% rate applicable to dividend income (or at the reduced withholding rates applicable to residents of countries with income tax treaties with the United States). Participating Non-U.S. Shareholders may obtain a refund of any amounts withheld in excess of their U.S. income tax liabilities by filing a claim for refund with the U.S. Internal Revenue Service.

          ALL PARTICIPATING SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THEIR INDIVIDUAL TAX CONSEQUENCES, INCLUDING POTENTIAL FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Section 15. Certain Legal Matters; Regulatory Approvals.

          The Fund is not aware of any approval or action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required to effect the Offer. Should any such approval or other action be required, the Fund contemplates that such approval or other action will be sought. The Fund is unable to predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Fund Shares purchased pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not have a material adverse effect on the Fund. The Fund’s obligations under the Offer to accept for payment and pay for Fund Shares are subject to certain conditions described in “Section 3. Certain Conditions of the Offer.”

Section 16. Amendments; Extension of Purchase Period; Termination.

          Subject to the applicable rules and regulations of the Commission, the Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in “Section 3. Certain Conditions of the Offer,” and thereby delay acceptance for payment of, and payment for, any Fund Shares, by giving oral or written notice of such extension to the Depositary. There can be no assurance that the Fund will exercise its right to extend the Offer. During any such extension, all Fund Shares previously tendered and not properly withdrawn will remain subject to the Offer, but subject, however, to the rights of a purchasing shareholder to withdraw such shareholder’s Fund Shares. See “Section 5. Withdrawal Rights.”

          Subject to the applicable rules and regulations of the Commission, the Fund also expressly reserves the right, in its sole discretion, at any time and from time to time, to (a) terminate the Offer and not accept for payment (or pay for) any Fund Shares if any of the conditions referred to in “Section 3. Certain Conditions of the Offer” has not been satisfied or upon the occurrence and during the continuance of any of the events specified in “Section 3. Certain Conditions of the Offer,” and (b) waive any condition or amend the Offer in any respect, in each case by giving oral or written notice of termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Fund acknowledges that Rule

14e-1(c) under the Exchange Act requires the Fund to pay the consideration offered or return the Fund Shares tendered for purchase promptly after the termination or withdrawal of the Offer, and that the Fund may not delay acceptance for payment of, or payment for, any Fund Shares upon the occurrence of any of the conditions specified in “Section 3. Certain Conditions of the Offer” without extending the period during which the Offer is open.

          Any extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be made no later than 9:00 a.m. Eastern Standard Time, on the next business day after the previously scheduled Expiration of the Offer. Without limiting the manner in which the Fund may choose to make any public announcement, except as provided by applicable law (including Rules 13e-4(d), 13e-4(e) and 14e-1 promulgated under the Exchange Act, which require that material changes be promptly disseminated to holders of Fund Shares), the Fund will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

          If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, the Fund will disseminate additional purchase offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 13e-4(e) and l3e-4(f) promulgated under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination of such change to shareholders. Accordingly, if, prior to the Expiration of the Offer, the Fund decreases the number of Fund Shares being sought, increases the consideration offered pursuant to the Offer or adds a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase, decrease or addition is first published, sent or given to shareholders, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

Section 17. Miscellaneous.

          The Offer is not being made to, nor will the Fund accept tenders of Fund Shares from, or on behalf of, owners of Fund Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities, “blue sky,” or other laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Fund Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. The Fund, however, reserves the right to exclude shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Fund Shares cannot lawfully be accepted, purchased or paid for. As long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusion of shareholders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Fund’s behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

          Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and Fund Share certificates and any other required documentation should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company, or other nominee to the Depositary at one of the addresses set forth below.

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By First Class Mail:	Overnight Courier:	By Hand:

Operations Center 6201 15th Avenue Brooklyn, NY 11219 Attention: Reorganization Department	59 Maiden Lane Concourse Level New York, NY 10038 Attention: Reorganization Department	59 Maiden Lane Concourse Level New York, NY 10038 Attention: Reorganization Department
By Facsimile: (718) 234-5001

Confirm Facsimile Transmission: (877) 248-6417 or (718) 921-8317

Questions or requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal, or other material in connection with the Offer may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their brokers, dealer, commercial bank, or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

The Altman Group, Inc.
1200 Wall Street West
Lyndhurst, NJ 07071
Toll Free: (866) 416-0576

BANCROFT FUND LTD.
January 31, 2008